Exhibit 99.2

420 LEXINGTON AVENUE      •      NEW YORK, NY  10170      •      (212) 869-3000      •      FAX (212) 869-3989

To:	All New Plan Employees	Date:	February 27, 2007
From:	Glenn J. Rufrano, Chief Executive Officer
Re:	Acquisition Announcement

Dear New Plan Employees,

I am very excited to report that New Plan has agreed to be acquired by Centro Properties Group, an Australia real estate company, for $33.15 per share of common stock in a transaction valued at $6.2 billion, including assumption of debt and preferred stock.  The transaction was unanimously approved by our Board of Directors today and we expect that the transaction will be completed during the second quarter of this year, subject to customary closing conditions.  Assuming that the transaction closes, New Plan will cease to be an independent, public company.  I have attached the press release issued regarding the transaction.

The decision to sell New Plan was a very difficult one for our Board of Directors, me and the rest of the executive management team.  As you know, over the past several years, we have pursued the goal of our Mission Statement to make New Plan a dominant owner, manager and developer of well-diversified, quality community and neighborhood shopping centers.  We have built a best-in-class national platform and regional operating system; significantly increased our assets under management; repositioned and improved the quality of our portfolio through redevelopment and capital recycling; and enhanced our retailer relationships, none of which could have been possible without all of you.

For these accomplishments, we have been widely recognized.  However, our paramount goal is to serve the best interests of our stockholders, and we believe this transaction achieves that.  Centro’s offer was such that our Board and executive management believed accepting the offer was in the best interest of our stockholders.

We understand the uncertainty that this news brings to you.  Although we are announcing this agreement today, we are not in a position to answer many questions that you inevitably may have, including staffing concerns.  We will work closely and diligently with Centro over the next several weeks regarding the transition plans of New Plan, including the impact that the acquisition will have on you, and will communicate with you as openly and often as possible.  In fact as Centro states in its press release, in its past acquisitions of Heritage, Kramont and MCS, it successfully achieved a high employee retention rate among the acquired companies.  In the meantime, we ask that you remain patient with us and work with management to focus on a smooth transition for retailers, partners and all other stakeholders.

To that end, tomorrow at 12:00 PM EST, we will have a conference call for all associates to provide more information about the transaction.  Conference call dial-in information will be sent to everyone tomorrow morning.    Please join your co-workers and connect together as a group as much as possible for the call.

Centro is a well respected real estate company that owns, manages and develops an extensive portfolio of shopping centers across Australia, New Zealand and the United States with funds under management of A$15.6 billion.  Its website address is www.centro.com.au.

This news will certainly create media and Wall Street interest, and while this goes without saying at New Plan, it continues to be imperative that the only persons providing external commentary on the transaction should be designated New Plan spokespeople. Should you receive any external inquiries from the media, investors or analysts, please forward all inquiries to Stacy Slater, Senior Vice President - Corporate Communications at 212-869-3000.

In conclusion, on behalf of our Board of Directors and executive management team, I would like to express my pride in the accomplishments we have achieved together.  Centro’s offer is a validation of our success.  I look forward to providing you with more detail tomorrow on our call.

Thank you,

Glenn

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420 LEXINGTON AVENUE      •      NEW YORK, NY  10170      •      (212) 869-3000      •      FAX (212) 869-3989

Additional Information about the Tender Offer and Merger and Where to Find It

This communication is being made in connection with the proposed acquisition of New Plan by Centro. In connection with the tender offer, New Plan will file a solicitation/recommendation statement with the SEC, and, if required or necessary, will file a proxy statement or information statement with the SEC. Stockholders are urged to read these documents carefully and in its entirety if and when they become available because they will contain important information about the tender offer and/or the proposed merger.

When solicitation/recommendation statement, proxy statement and/or information statement become available, they will be mailed to New Plan stockholders who are entitles to receive such statements. In addition, the solicitation/recommendation statement, proxy statement and/or information statement as well as other filings containing information about New Plan, the tender offer and the merger, if and when filed with the SEC, will be available free of charge at the SEC’s Internet Web site, www.sec.gov.   In addition, investors and security holders may obtain free copies of the solicitation/recommendation statement, proxy statement and/or information statement as well as other filings containing information about New Plan, the tender offer and the merger that are filed with the SEC by New Plan, if and when available, by contacting New Plan Investor Relations at (212) 869-3000 or accessing New Plan’s investor relations website at www.newplan.com.

New Plan and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in the event that a proxy statement is used in connection with the merger. Information regarding New Plan’s  directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement, if and when filed, relating to the merger, when it becomes available.

Forward-Looking Statements

Certain statements in this communication that are not historical fact, including, without limitation, as to the expected closing and the financial benefits of the proposed acquisition of New Plan by Centro, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of New Plan to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national or local economic, business, real estate and other market conditions; the competitive environment in which New Plan operates; financing risks; possible future downgrades in our credit ratings; property ownership / management risks; the level and volatility of interest rates and changes in capitalization rates with respect to the acquisition and disposition of properties; financial stability of tenants; New Plan’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget; governmental approvals, actions and initiatives; potential environmental and other liabilities; and other factors affecting the real estate industry generally. New Plan refers you to the documents filed by New Plan from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in New Plan’s Annual Report on Form 10-K for the year ended December 31, 2006, which discuss these and other factors that could adversely affect New Plan’s results.